Exhibit 10.5
FUND ADMINISTRATION AND ACCOUNTING AGREEMENT
THIS AGREEMENT is made as of January 14, 2025 by and among Franklin Crypto Trust (hereinafter the “Trust”), on behalf of each series of the Trust listed in Exhibit A hereto (as such Exhibit A may be amended from time to time) (a “Fund”), a Delaware statutory trust, having its principal office and place of business at One Franklin Parkway, San Mateo, CA 94403-1906, Franklin Holdings, LLC (the “Sponsor”), a Delaware limited liability company having its principal office and place of business at One Franklin Parkway, San Mateo, CA 94403-1906 and The Bank of New York Mellon, a New York corporation authorized to do a banking business (“BNY”).
W I T N E S S E T H :
WHEREAS, the Trust desires to retain BNY to provide for the Funds the services described herein, and BNY is willing to provide such services, all as more fully set forth below;
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties intending to be legally bound hereby agree as follows:
1. Definitions.
Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority over the Trust.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Trust, duly authorized by the Sponsor to execute this Agreement and to give Instructions on behalf of the Trust and its Funds as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.  From time to time the Trust or Sponsor may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.
“BNY Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.
“Confidential Information” shall have the meaning given in Section 18 of this Agreement.
“Documents” shall mean such other documents, including but not limited to, resolutions of the Trust’s Sponsor authorizing the execution, delivery and performance of this Agreement by the Trust, on behalf of a Fund, and opinions of outside counsel, as BNY may reasonably request from time to time, in connection with its provision of services under this Agreement.
“Instructions” shall mean Oral Instructions or written communications actually received by BNY by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.
“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in a Fund’s Offering Materials.
“Offering Materials” shall mean a Fund’s currently effective prospectus and most recently filed registration statement with the SEC, as applicable, relating to shares of a Fund.
“Organizational Documents” shall mean certified copies of the Trust’s agreement and declaration of trust, articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY.
“Oral Instructions” shall mean oral instructions received by BNY under permissible circumstances specified by BNY, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY to be an Authorized Person.
“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over the Trust.
“SEC” means the United States Securities and Exchange Commission.
“Securities Laws” means the 1933 Act and the 1934 Act.
“Shares” means the shares of beneficial interest of any series or class of the Trust.
2. Appointment.
The Trust, on behalf of each Fund, hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein.  BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.
3. Representations and Warranties.
(i) The Trust, on behalf of each Fund, hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:
(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(b) This Agreement has been duly authorized, executed and delivered by the Trust, on behalf of each Fund, in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, on behalf of each Fund, enforceable in accordance with its terms;
(c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;
(d) The Trust will maintain policies and procedures reasonably designed to ensure that all investments for the Trust and its Funds are conducted in compliance with anti-corruption laws, Anti-Money Laundering Laws, and Sanctions applicable to the Trust. The Trust or Sponsor shall cooperate with BNY and provide assistance reasonably requested by BNY in connection with any anti-money laundering, terrorist financing or sanctions-related inquiries.
(e) The method of valuation of the assets of a Fund and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of a Fund.  Prior to any investment by a Fund in a digital asset other than bitcoin or ether (an “Additional Digital Asset”), the Fund shall provide BNY written notice of its intent to invest in such Additional Digital Asset with information regarding regulatory filings of the Fund made or to be made in connection with such change, and provided sufficiently in advance to allow BNY to conduct appropriate due diligence on such Additional Digital Asset and make any required regulatory notifications. To the extent the performance of any services described in Schedule I attached hereto by BNY in accordance with the then effective Offering Materials for a Fund would violate any applicable laws or regulations, the Trust, on behalf of a Fund, or Sponsor shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of assets, net asset value or other computation, as the case may be, or, instruct BNY in writing to value a Fund’s assets and/or compute Net Asset Value or other computations in a manner the Trust, on behalf of a Fund, or Sponsor specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust, on behalf of a Fund, that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY as to its capacity to act in accordance with the foregoing;
(f) Each person named on Exhibit B hereto is duly authorized by the Trust, on behalf of a Fund, or Sponsor to be an Authorized Person hereunder;
(g) It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus), each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY provides such calculation to Authorized Participants;
(h) Without limiting the provisions of Section 18 herein, the Trust, on behalf of a Fund, and Sponsor shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) as an exhibit to the Trust’s Form S-1 registration statement under the 1933 Act and  for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure.  The Trust, on behalf of a Fund, shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Trust’s obligations of confidentiality hereunder;
(i) The Trust or Sponsor  shall promptly notify BNY in writing of any and all legal proceedings or securities investigations filed or commenced against any Fund, the Sponsor or the Board; and
(j) The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY or to the Sponsor of a Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY to such Sponsor or any affiliate of a Fund relating to this Agreement have been fully disclosed to the Sponsor and that, if required by applicable law, the Sponsor has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits
(ii) The Sponsor hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:
(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
(b) This Agreement has been duly authorized, executed and delivered by the Sponsor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Sponsor, enforceable in accordance with its terms;
(c) It is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification; and
(d) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.
(iii) BNY hereby represents and warrants to the Trust and Sponsor, which representations and warranties shall be deemed to be continuing, that:
(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms;
(c) It is conducting its business in material compliance with laws and regulations applicable to the services provided hereunder, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; and
(d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
4. Delivery of Documents.
The Trust, on behalf of a Fund, or Sponsor shall promptly provide, deliver, or cause to be delivered from time to time, to BNY the Trust’s Organizational Documents, a copy of any and all SEC exemptive orders issued to the Trust, and Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY to perform its duties hereunder.  BNY shall not be deemed to have notice of any information (other than information supplied by BNY) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY.
5. Duties and Obligations of BNY.
(a) Subject to the direction of the Sponsor and the provisions of this Agreement, BNY shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.
(b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of a Fund, distribution of shares of a Fund, maintenance of a Fund’s financial records, other than those listed in Schedule I attached hereto, or other services normally performed by the Trust’s counsel or independent auditors and the services provided by BNY do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person, and the Trust, on behalf of a Fund, acknowledges that BNY does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.  The scope of services provided by BNY under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund, unless the parties hereto expressly agree in writing to any such increase in the scope of services.
(d) The Trust, on behalf of a Fund, shall cause its officers, advisors, Sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon reasonable request, with such information, documents and advice relating to a Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY, is necessary in order to enable BNY to perform its duties hereunder.  In connection with its duties hereunder, BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons.  BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust, on behalf of a Fund, or Sponsor to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by the Trust, on behalf of a Fund, when acting in good faith reliance upon such information, documents or advice relating to a Fund.  All fees or costs charged by such persons shall be borne by the appropriate Fund.  In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e) Nothing in this Agreement shall limit or restrict BNY, any BNY Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder; provided, however, that notwithstanding this paragraph BNY may not use the Funds’ or any of their affiliates’ proprietary information in providing such services to such other third parties.
(f) The Trust, on behalf of a Fund, or Sponsor shall furnish BNY with, and BNY will act in accordance with, any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses.  BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value.  The Trust, on behalf of a Fund, or Sponsor shall also furnish BNY with valuations for assets of a Fund if BNY notifies the Fund that same are not available to BNY from a pricing service utilized, or subscribed to, by BNY which the Trust, on behalf of a Fund, or Sponsor directs BNY to utilize, and which BNY in its judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, the Trust, on behalf of a Fund, or Sponsor also may furnish BNY with valuations for assets of a Fund and instruct BNY in Instructions to use such information in its calculations hereunder.  BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any pricing service.  In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust, on behalf of a Fund,.
(g) BNY may apply to an Authorized Person of the Trust for Instructions with respect to any matter arising in connection with BNY’s performance hereunder, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith without negligence, bad faith, fraud or willful misconduct or reckless disregard of its duties hereunder in accordance with such Instructions.  Such application for Instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken.  BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.
(h) BNY may consult its own counsel at its own expense or with counsel to the Fund at such Fund’s expense and shall be fully protected with respect to anything done or omitted by it provided that BNY acts in good faith consistent with the standard of care set forth herein in accordance with the advice or opinion of such counsel.
(i) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.
(j) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.
(k) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Trust, on behalf of a Fund, or Sponsor and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of assets; the amounts or formula for calculating the amounts and times of accrual of a Fund’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of a Fund’s assets; and amounts receivable or amounts payable for the sale or redemption of a Fund’s Shares effected by or on behalf of a Fund.  BNY’s computations hereunder will rely upon information, including, without limitation, bid, offer or market values of securities or other assets of a Fund, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which the Trust, on behalf of a Fund, or Sponsor directs BNY to utilize. BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of any Fund’s assets by the Trust or any third party described in this sub-section (k) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of a Fund’s assets.
(l) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust, on behalf of a Fund, or Sponsor.
(m) Neither BNY nor a Fund shall be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.  The Bank will provide an executive summary of the Disaster Recovery Plan and Back-Up System upon reasonable request of the Trust or its Sponsor. The Bank will endeavor to test the adequacy of its Disaster Recovery Plan and Back-Up System at least annually. Upon request by the Trust or its Sponsor, BNY will provide the Trust or its Sponsor with a letter assessing the most recent Disaster Recovery Plan and Back-Up System test results.
(n) In performing the services hereunder, BNY shall comply with the applicable provisions of each Fund’s Offering Materials, including effective amendments thereto, pursuant to instructions from the Trust.
(o) BNY will furnish to Funds and the Sponsor no more than once in a 12 month period, a report in accordance with Statements on Standards for Attestation Engagements No. 18 (the “SSAE Report”), which the Funds and the Sponsor may disclose solely to internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY’s security controls, and such other information relating to BNY’s policies and procedures as the parties may mutually agree upon.
(p) It is understood and agreed by the parties hereto that under no circumstances will the services performed by BNY pursuant to this Agreement include any service, function or activity that would constitute a “virtual currency business activity” for purposes of the regulations issued by the Superintendent of the New York State Department of Financial Services (23 N.Y.C.R.R. Part 200).
(q) BNY shall maintain levels and types of insurance coverage including, without limitation, errors and omissions, fidelity bond and electronic data processing coverages, which it determines to be appropriate for its business.
(r) BNY shall cooperate with the Fund’s independent public accountants and shall provide such information, as may be reasonably requested by the Trust, on behalf of a Fund, or Sponsor from time to time, to such accountants for the expression of their opinion.

6. Allocation of Expenses.
Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Sponsor, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust’s trustees, Sponsor, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of a Fund’s Shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws of a Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to a Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of a Fund’s shareholders, and extraordinary expenses as may arise, including litigation affecting a Fund and legal obligations relating thereto for which a Fund may have to indemnify its trustees, officers, managers, and/or members, as may be applicable.
7. Standard of Care; Indemnification.
(a) BNY shall exercise the reasonable care and diligence that a professional fund accountant and administrator would observe in carrying out all of its duties and obligations under this Agreement taking into account the prevailing rules, practices, procedures and circumstances in the market.  Except as otherwise provided herein, BNY and any BNY Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Trust, on behalf of a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own bad faith, negligence or willful misconduct or reckless disregard of its duties hereunder.  In no event shall BNY or any BNY Affiliate be liable to any Fund or any third party, nor shall any Fund be liable to BNY, for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.  BNY and any BNY Affiliate shall not be liable for any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, on behalf of a Fund, or Sponsor or for delays caused by circumstances beyond BNY’s reasonable control, unless such loss, damage or expense arises out of the bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder of BNY.
(b) The Trust, on behalf of a Fund, shall indemnify and hold harmless BNY and any BNY Affiliate from and against any and all costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY or any BNY Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY or any BNY Affiliate without bad faith, negligence, or willful misconduct or reckless disregard of its duties hereunder, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) a Fund’s Offering Materials or Documents (excluding information provided by BNY), (iii) any Instructions, or (iv) any opinion of legal counsel for the Trust, or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement; provided, that the Trust, on behalf of a Fund, shall not indemnify BNY nor any BNY Affiliate for costs, expenses, damages, liabilities or claims for which BNY or any BNY Affiliate is liable under the preceding sub-section 7(a).  This indemnity shall be a continuing obligation of the Trust, on behalf of a Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, a Fund shall indemnify BNY and any BNY Affiliate against and save BNY and any BNY Affiliate harmless from any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:
I. Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of the Trust or on behalf of a Fund;

II. Action or inaction taken or omitted to be taken by BNY or any BNY Affiliate pursuant to Instructions of the Trust or otherwise without bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder;
III. Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for the Trust or its own counsel;
IV. Any improper use by the Trust or its agents, distributor or Sponsor of any valuations or computations supplied by BNY pursuant to this Agreement;
V. The method of valuation and the method of computing a Fund’s net asset value to the extent such methods were instructed by the Trust, Sponsor or their agents, directly or by way of its Offering Materials; or
VI. Any valuations or net asset value provided by the Trust, on behalf of a Fund,.
(c) Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Trust or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.
(d) Subject to the limitations of liability contained in Section 8(a) above, neither the Trust, on behalf of a Fund, nor the Sponsor shall be responsible for, and BNY shall indemnify and hold the Trust, on behalf of a Fund, and the Sponsor harmless from and against, any and all third party costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred by the Trust, on behalf of a Fund, and the Sponsor as a direct result of BNY’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.
(e) In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent. In no event will the Trust or the Sponsor be liable for any settlement of any action or claim effected without their prior written consent.
8. Compensation.
For the services provided hereunder, the Trust agrees to pay BNY such compensation as is mutually agreed to in writing by the Trust, whether directly or through the Sponsor, and BNY from time to time and such ordinary out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder.  The Trust, on behalf of a Fund, agrees to pay BNY any compensation due it for extraordinary services as is mutually agreed to in writing by the Trust and BNY from time to time.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  BNY shall deliver to the Sponsor invoices for services rendered hereunder, and the Sponsor shall have a reasonable time period to review and approve the payment of such invoices.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNY, a Fund’s net asset value shall be computed at the times and in the manner specified in a Fund’s Offering Materials.
9. Records; Visits.
(a) BNY will maintain accurate books and records associated with the services.  The books and records pertaining to the Trust and each Fund which are in the possession or under the control of BNY shall be the property of the Trust and shall be surrendered promptly to the Trust in accordance with a reasonable request.  The Trust, Sponsor and Authorized Persons shall have access to such books and records at all times during BNY’s normal business hours.  Upon the reasonable request of the Trust or Sponsor, copies of any such books and records shall be provided by BNY to the Trust, Sponsor or to an Authorized Person, at a Fund’s expense.
(b) BNY shall keep all books and records with respect to the services to be performed by BNY hereunder in the form and manner required by Section 31 of the Investment Company Act of 1940 and the rules thereunder, as if the Trust was subject to such requirements.
10. Term of Agreement.
(a) This Agreement shall be effective commencing upon regulatory approval by the U.S. Securities and Exchange Commission permitting shares of the Trust to be offered for sale, and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the first anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof. For the avoidance of doubt, no services shall be provided to the Trust hereunder until such regulatory approval is obtained by the Trust.
(b) This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Trust or BNY gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice").  In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.
(c) If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non‑Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non- Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non‑Defaulting Party shall not constitute a waiver by the Non‑Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.
(d) Notwithstanding any other provision of this Agreement, any party may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other parties upon the happening of any of the following: (i) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii)  a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against such party any such case or proceeding; (iii) a party makes a general assignment for the benefit of creditors; or (iv) a party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due.  Any party hereto may exercise its termination right under this Section 10(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.  Any exercise by a party of its termination right under this Section 10(d) shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable.  Notwithstanding the provisions of Section 18, notice of termination under this Section 10(d) shall be considered given and effective when given, not when received.
(e) Any party may terminate this Agreement at any time upon ninety (90) days’ written notice for any reason.  BNY may terminate this Agreement upon thirty (30) days’ written notice in the event of a breach of the Trust’s representations contained in Section 3(i)(e) hereof.
(f) Upon termination of the Agreement, BNY will, at the Trust’s request, offer assistance to the Trusts in converting, within a reasonable time frame agreed to by the parties, the Trust’s records from BNY’s systems to the services or systems designated by the Trusts for such transition, subject to the compensation of BNY for such assistance at its standard rates and fees in effect at that time.

11. Amendment.
This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY, the Trust and the Sponsor to be bound thereby.
12. Assignment; Subcontracting.
(a) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Trust, on behalf of a Fund, or Sponsor without the written consent of BNY, or by BNY without the written consent of the Trust.
(b) Notwithstanding the foregoing: (i) BNY may assign or transfer this Agreement to any BNY Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY gives the Trust thirty (30) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY; (ii) BNY may subcontract with, hire, engage or otherwise outsource to any BNY Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY of any of its liabilities hereunder and BNY will be liable for the acts and omissions of any BNY Affiliate as if BNY provided such services directly; (iii) BNY may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Trust, on behalf of a Fund, and (B) limit BNY’s liability such that BNY shall only be liable for  failure to reasonably select such unaffiliated third party, and BNY shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY, in the course of providing certain additional services requested by the Trust, on behalf of a Fund, or Sponsor including but not limited to, Typesetting or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY with the ability to generate certain reports or provide certain functionality.  BNY shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor.  Upon request, BNY will disclose the identity of the Vendor and the status of the contractual relationship, and the Trust, on behalf of a Fund, is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.
(c) As compensation for the Vendor Eligible Services rendered by BNY pursuant to this Agreement, the Sponsor will pay to BNY such fees as may be agreed to in writing by the Sponsor and BNY.  In turn, BNY will be responsible for paying the Vendor’s fees.  For the avoidance of doubt, BNY anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY will retain the difference between the amount paid to BNY hereunder and the fees BNY pays to the Vendor as compensation for the additional services provided by BNY in the course of making the Vendor Eligible Services available to the Trust, on behalf of a Fund,.
13. Governing Law; Consent to Jurisdiction.
Except with respect to Sections 20 and 21 below which shall be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware, this Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  The Trust, on behalf of a Fund, and the Sponsor hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.  To the extent that in any jurisdiction the Trust or Sponsor may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust and Sponsor irrevocably agrees not to claim, and it hereby waives, such immunity.
14. Severability.
In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.
15. No Waiver.
Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.
16. Notices.
All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:
if to the Trust, at
Franklin Crypto Trust
One Franklin Parkway
San Mateo, CA 94403-1906

if to the Sponsor, at
Franklin Holdings, LLC
One Franklin Parkway
San Mateo, CA 94403-1906

if to BNY, at
The Bank of New York Mellon
 240 Greenwich Street
 New York, New York 10286
 Attention: ETF Operations
with a copy to:
The Bank of New York Mellon
 240 Greenwich Street
 New York, New York 10286

 Attention: Legal Dept. – Asset Servicing
or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.
17. Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.
18. Confidentiality.
(a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust and its Funds or BNY and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust and its Funds or BNY a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know‑how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.  Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust information provided by BNY in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 20 shall survive termination of this Agreement for a period of one (1) year after such termination.
(b) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Group”).  The BNY Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes BNY to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Group or its service providers. The BNY Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Group, and notwithstanding anything in this Agreement to the contrary the BNY Group will own all such aggregated data, provided that the BNY Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer or can be reverse engineered to identify Customer-Related Data with a particular customer.  The Trust confirms that it is authorized to consent to the foregoing.
19. Non-Solicitation.
During the term of this Agreement and for one (1) year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees, and the Trust shall cause the Trust’s Sponsor and any affiliates of the Trust to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY employee by the Trust, the

Sponsor or an affiliate of the Trust if the BNY employee was identified by such entity solely as a result of the BNY employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
20. Several Obligations.
BNY agrees that, pursuant to Section 3804(a) of the Delaware Statutory Trust Act, the liabilities of each Fund shall be limited such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of the Trust generally or the assets of any other Fund and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing and relating to this Agreement with respect to the Trust generally and any other Fund shall be enforceable against the assets of that particular Fund. The parties further acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.
21. Limitations of Liability of the Shareholders.
It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any shareholder, Sponsor, officer, employee or agent of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Agreement and Declaration of Trust and By-Laws. This Agreement has been duly authorized, executed and delivered by the Trust and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust and By-Laws.
22. Liability of Sponsor.
It is expressly understood and agreed by the parties that the to the extent that the Agreement has been executed by the Sponsor on behalf of the Trust that (a) this Agreement is executed and delivered on behalf of the Trust by the Sponsor, not individually or personally, but solely as the Trust’s Sponsor in the exercise of the powers and authority conferred and vested in it; (b) the representations, covenants, undertakings and agreements herein made by the Trust are made and intended not as personal representations, undertakings and agreements by the Sponsor but are made and intended for the purpose of binding only the Trust; (c) except for those obligations expressly assumed by the Sponsor, nothing herein contained shall be construed as creating any liability on the Sponsor, individually or personally, to perform any covenant of the Trust either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto; and (d) under no circumstances shall the Sponsor be liable for the breach or failure of any obligation, duty, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related document.
23. Business Continuity/Disaster Recovery and Information Security.
(a) BNY will implement and agrees to maintain business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder.
(b) During the term of the Agreement, BNY will implement and maintain an information security program ("ISP") with written policies and procedures reasonably designed to protect the confidentiality and integrity of Trust’s Confidential Information provided to BNY in accordance with the Agreement and when in BNY’s possession or under BNY’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.
THE FRANKLIN CRYPTO TRUST, on behalf of its SERIES, listed on Exhibit A By Franklin Holdings, LLC not in its individual capacity but solely as Sponsor

By:  /s/ Matthew Hinkle
Title:  Vice President and Chief Financial Officer
Date: January 15, 2025
FRANKLIN HOLDINGS LLC

By:  /s/ Matthew Hinkle
Title: Vice President and Chief Financial Officer
Date: January 15, 2025
THE BANK OF NEW YORK MELLON
By:  /s/ Danielle Adamson
Name:  Danielle Adamson
Title:  Director
Date: January 16, 2025

EXHIBIT A
Series
Franklin Crypto Index ETF

EXHIBIT B
I, Franklin Holdings LLC, a Delaware limited liability company (the “Company”), do hereby certify that:
The following individuals serve in the following positions with the Company, and each has been duly elected or appointed by the Company to each such position and qualified therefor in conformity with the Company’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of ___________________, 2024, among the Trust, the Sponsor and The Bank of New York Mellon.
Name Position Signature

SCHEDULE I
Schedule of Services
All services provided in this Schedule of Services are subject to the review and approval of the appropriate Trust officers, Trust counsel and accountants of the Trust, as may be applicable.  The services included on this Schedule of Services may be provided by BNY or a BNY Affiliate, collectively referred to herein as “BNY”.
VALUATION AND COMPUTATION ACCOUNTING SERVICES
BNY shall provide the following valuation and computation accounting services for the Trust:
•	Journalize investment, capital share and income and expense activities;
•	Maintain individual ledgers for Trust assets;
•	Maintain certain financial books and records for the Trust, including creation and redemption books and records, and Trust accounting records;
•	Maintain historical tax lots for Trust assets;
•	Reconcile cash (if applicable) and investment balances of the Trust with the Trust’s custodian;
•	Calculate various contractual expenses;
•	Calculate capital gains and losses;
•
Obtain quotes from pricing services as directed and approved by the Sponsor, or if such quotes are unavailable, then obtain such prices from the Sponsor, and in either case, calculate the market value of the Trust’s assets in accordance with the Trust's valuation policies or guidelines; provided, however, that BNY shall not under any circumstances be under a duty to independently price or value any of the Trust's assets itself or to confirm or validate any information or valuation provided by the Sponsor or any other pricing source, nor shall BNY have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

•	Compute net asset value, calculated in the manner described in the Trust’s Offering Materials;
•	Transmit or make available a copy of the daily portfolio valuation to the Sponsor;
•	Publish basket to NSCC on each day on which trading occurs on the primary exchange on which the Trust’s shares trade.
•	Such Net Asset Value reports and statements shall be provided to the Fund by 4:00 p.m. New York time or as soon thereafter as practicable.

FINANCIAL REPORTING
BNY shall provide the following financial reporting services for the Trust:
◾	Financial Statement Preparation & Review
•	Prepare financial statements for the Trust;
•	Prepare the Trust’s periodic shareholder reports, including certain information furnished by the Trust to BNY, as required pursuant to the Securities and Exchange Act of 1934; and
•	Prepare, circulate and maintain the Trust’s financial reporting production calendar;
•	Prepare, Review and File Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K in accordance with U.S. GAAP and with deference to Sponsor preferences in a timely fashion:

o	Statements of Financial Condition
o	Schedules of Investments
o	Statements of Operations
o	Statements of Changes in Shareholders’ Equity
o	Statements of Cash Flows
o	Notes to Financial Statements Trust Combined Statements
•	Review/Prepare other financial data included in the 10-Qs and 10-Ks.
Prepare Quarterly Reports on Form 10-Q for the Trust for each of the first three fiscal quarters of the Trust, and Annual Report on Form 10-K for the Trust’s fiscal year. The preparation of each Form 10-Q and 10-K includes facilitating delivery of the filing to the printer, coordination of all printer and author edits, the review of printer drafts.
Upon review and approval of each form 10-K and 10-Q by the Sponsor’s Principal Financial Officer (or such person performing such functions), BNY shall coordinate the edgarization and filing, or cause to be edgarized and filed, such reports with the SEC, including any applicable executive officer certifications or other exhibits to such reports. BNY shall also coordinate with the printer a file that can be uploaded to the Sponsor’s Website.
FUND ADMINISTRATION SERVICES
BNY shall provide the following fund administration services for the Trust:
•	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Trust approved invoices;
•	Calculate Trust approved income and per share amounts required for periodic distributions to be made by the Trust;
•	Calculate total return information;
•	Coordinate the Trust’s annual audit (including the services listed above under the heading “Financial Reporting”);
•
If the chief executive officer or chief financial officer of the Trust is required to provide a certification as part of the Trust’s Forms 10-Q or 10-K filings pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002 or any other section as may be applicable, provide a sub- certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY in advance. BNY shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub- certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation; and

•	Supply various normal and customary portfolio and Trust statistical data as requested on an ongoing basis.
IRS CIRCULAR 230 DISCLOSURE:
To ensure compliance with requirements imposed by the Internal Revenue Service, BNY informs the Trust that any U.S. tax advice contained in any communication from BNY to the Trust (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.